Exhibit 5.1

November 10, 2021

Board of Directors

Tellurian Inc.

1201 Louisiana Street, Suite 3100

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel to Tellurian Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a prospectus supplement, dated November 5, 2021 (the “Prospectus Supplement”), which supplements the Company’s Registration Statement (the “Registration Statement”) on Form S-3ASR (Registration No. 333-235793) filed on January 3, 2020 with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), as amended by Post-effective Amendment No. 1 filed on April 28, 2020, including the prospectus dated April 28, 2020 included in such post-effective amendment (the “Base Prospectus” and, together with the Prospectus Supplement, the “Prospectus”), relating to the offer and sale by the Company of $50.0 million aggregate principal amount of its 8.25% senior notes due 2028 (the “Notes”). The Notes are being issued under an indenture dated November 10, 2021 (the “Base Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by (i) the first supplemental indenture to such Base Indenture dated November 10, 2021 (the “First Supplemental Indenture”) and (ii) the second supplemental indenture to such Base Indenture dated November 10, 2021 (the “Second Supplemental Indenture,” and together with the Base Indenture and the First Supplemental Indenture, the “Indenture”). The Notes are being issued pursuant to the Prospectus and the Underwriting Agreement dated November 5, 2021 by and between the Company and B. Riley Securities, Inc., as representative of the underwriters named therein (the “Underwriting Agreement”).

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of each natural person signing any document reviewed by us, the authority of each person signing in a representative capacity (other than the Company) any document reviewed by us, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us or filed with the SEC as conformed and certified or reproduced copies. In conducting our examination of documents, we have assumed the power, corporate or other, of all parties thereto (other than the Company) to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents and that to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties. As to any facts material to our opinion, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

Davis Graham & Stubbs LLP ▪ 1550 17th Street, Suite 500 ▪ Denver, CO 80202 ▪ 303.892.9400 ▪ fax 303.893.1379 ▪ dgslaw.com

Board of Directors

Tellurian Inc.

November 10, 2021

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that assuming the Notes have been duly authenticated in accordance with the terms of the Indenture and delivered against payment therefor in the manner contemplated by the Underwriting Agreement and the Prospectus, the Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and entitled to the benefits of the Indenture, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by equitable principles relating to enforceability.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.       The opinions herein are limited to matters governed by the federal laws of the United States of America and contract law of the State of New York. Except as expressly stated above, we express no opinion with respect to any other law of the State of New York or any other jurisdiction.

B.       This letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any fact or circumstance that may hereafter come to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K filed by the Company on the date hereof and to the use of our name in the Registration Statement and the Prospectus under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Davis Graham & Stubbs LLP
DAVIS GRAHAM & STUBBS LLP